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                       YOUTH SERVICES INTERNATIONAL, INC.




                           FISCAL YEAR 1997 EMPLOYEE
                              STOCK PURCHASE PLAN




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                       YOUTH SERVICES INTERNATIONAL, INC.
                 FISCAL YEAR 1997 EMPLOYEE STOCK PURCHASE PLAN


       1.     PURPOSE.

              This Fiscal Year 1997 Employee Stock Purchase Plan (the "Plan") is intended to encourage and facilitate the purchase of the Common Stock of Youth Services International, Inc., a Maryland corporation (the "Company"), by employees of the Company and its Designated Subsidiaries, thereby providing employees with a personal stake in the Company and a long range inducement to remain in the employ of the Company and its Designated Subsidiaries. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

       2.     DEFINITIONS.

              2.1    Board.  The "Board" is the Board of Directors of the
Company.

              2.2 Common Stock. The "Common Stock" is the Company's Common Stock, par value of $.01 per share.

              2.3 Designated Subsidiary. A "Designated Subsidiary" is a subsidiary of the Company whose Eligible Employees shall be authorized to participate in the Plan by the Board, so long as such authorization is continued by the Board.

              2.4 Eligible Compensation. The "Eligible Compensation" of each Participant is his or her regular rate of base compensation for a Grant Period determined as of the first Grant Date of the Grant Period on which the Participant is an Eligible Employee. "Eligible Compensation" does not include management incentives, variable commissions, bonuses, overtime, shift differential, COLA adjustments, extended work-week premiums, amounts paid or accrued with respect to any qualified or nonqualified plan of deferred compensation or other employee welfare plan, payments for group insurance, hospitalization and similar benefits, perquisites reported as income, reimbursement for expenses and other forms of extraordinary pay. An employee's base pay shall be calculated by multiplying the employee's normal rate of pay as of the first Grant Date on which the employee is an Eligible Employee by the number of pay periods between said Grant Date and the end of the Grant Period.

              2.5 Eligible Employee. An "Eligible Employee" is an employee of the Company or of a Designated Subsidiary; provided, however, that the term "Eligible Employee" shall not include:

                     2.5.1 Employees who are scheduled to work less than twenty (20) hours per week or less than five (5) months during a Grant Period; or
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                     2.5.2  Any employee who, immediately after a Grant Date,
owns five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries as determined pursuant to Section 424(e) and (f) of the Code. For purposes of this Subsection 2.5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options, whether or not granted under this Plan, shall be treated as stock owned by the employee.

              2.6 Exercise Date. An "Exercise Date" is the last day of each calendar quarter.

              2.7 Fair Market Value. The "Fair Market Value" per share on any Grant Date, on any Exercise Date or for purposes of Section 9.6 hereof, as the case may be, shall be the fair market value of each share of Common Stock as determined by reference to the valuation methods described in Treas. Reg.
Section 20.2031-2.

              2.8 Grant Date. A "Grant Date" is the first day of each calendar quarter.

              2.9 Grant Period. A "Grant Period" shall commence on July 1 of each year and shall end on June 30 of the subsequent year.

              2.10 Participant. A "Participant" is an Eligible Employee of the Company or of a Designated Subsidiary who elects to participate in the Plan by filing an enrollment form with the Company as provided in Section 6.

              2.11 Purchase Price. The "Purchase Price" of a share of Common Stock purchased pursuant to an option granted under the Plan shall be 85% of the Fair Market Value of a share of Common Stock on the Grant Date.

              2.12 Subsidiary. A "Subsidiary" is a corporation, 50% or more of the outstanding voting power of all classes of stock of which at the time of granting of an option under the Plan is owned directly, or indirectly through a subsidiary, by the Company within the meaning of Section 424(f) of the Code.

       3.     ADMINISTRATION.

              3.1 The Plan shall be administered by a committee (the "Committee") selected by the Board. The Committee shall consist of not less than three (3) members who are members of the Board of Directors. An individual will not be eligible to serve on the Committee if the individual is a Participant. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until such member dies, resigns, becomes a Participant or is removed from office by the Board.





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              3.2    From time to time the Committee may adopt such rules and
regulations for carrying out the Plan as it may deem proper and in the best interest of the Company. All determinations of the Committee shall be made by a majority of its members. The interpretation of any provision of the Plan by the Committee shall be final and the Board shall adopt and place into effect the determinations of the Committee.

       4.     STOCK SUBJECT TO THE PLAN.

              The stock subject to options under the Plan shall be authorized but unissued shares of the Company's Common Stock. The aggregate amount of stock for which options may be granted under the Plan shall be four hundred fifty thousand (450,000) shares, subject to adjustment in accordance with
Section 12. In the event that an option granted under the Plan to any Participant is unexercised at the end of a Grant Period as to any shares covered thereby, such shares thereafter shall be available for the granting of options under the Plan.

       5.     GRANT OF OPTION.

              Options will be granted on the first day of each calendar quarter. All Participants granted options under the Plan shall have the same rights and privileges. On each Grant Date of a Grant Period, each Participant who is an Eligible Employee on the Grant Date may elect to be granted an option by the Board to purchase whole shares of Common Stock. The maximum number of shares of Common Stock for which each Participant may elect to be granted options during any Grant Period shall equal fifteen percent (15%) of the Participant's Eligible Compensation divided by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first Grant Date of the Grant Period on which the Participant is an Eligible Employee. In the event that the maximum number of shares to be granted to all Participants on a Grant Date (determined according to the above formula) exceeds the total number of shares available for sale under the Plan pursuant to Section 4, the Committee shall make a pro rata allocation of the available shares among all Participants on such Grant Date based upon a uniform relationship to the Eligible Compensation of all Participants in effect on the Grant Date. The Committee may on the first Grant Date of each Grant Period decrease the percentage of Eligible Compensation set forth above to calculate the number of shares of Common Stock for which an Eligible Employee may elect to be granted options to a minimum of five percent (5%) or increase it to a maximum of twenty percent (20%). Notwithstanding the foregoing, in the event options are granted prior to the approval of this Plan by stockholders owning a majority of the common stock of the Company, such grant is expressly conditioned on subsequent approval of the Plan by the stockholders. Furthermore, both the grant and the exercise of any options under this Plan are expressly conditioned on the effective and continuing registration of this Plan under the Securities Act of 1933 and effective registration or available exemption from registration under applicable state securities laws.





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       6.     ENROLLMENT, PAYROLL DEDUCTIONS AND CASH PAYMENTS.

              6.1 Within the thirty (30) day period prior to each Grant Date, the Company shall notify all employees of the Company and its Designated Subsidiaries of the dates of the Grant Period, the Grant Dates and the Exercise Dates, and furnish them with enrollment forms and other pertinent information.

              6.2 An employee who is not a Participant and who will be an Eligible Employee (as defined in Section 2.5) on any Grant Date of a Grant Period may become a Participant by completing the enrollment form and forwarding such form to such employee's appropriate payroll office prior to the Grant Date on which the employee will be an Eligible Employee.

              6.3 An enrollment form will allow an Eligible Employee to become a Participant by authorizing a regular payroll deduction from the Participant's Eligible Compensation on each pay day during the Grant Period at a rate which will result in not less than a Five Dollar ($5.00) deduction per pay day and which will not exceed fifteen percent (15%) of the Participant's Eligible Compensation. An enrollment form shall also provide each Eligible Employee with the option of becoming a Participant by electing to fund his or her stock purchase account, in whole or in part, by making a lump sum cash payment pursuant to the provisions of Section 6.8 hereof.

              6.4 A participant's payroll deductions and lump sum cash payments shall be deposited in the Company's general corporate account and shall be credited to the Participant's stock purchase account under the Plan. No interest shall accrue on the amount credited to a Participant's stock purchase account. Except as provided in Sections 6.5 and 6.8, a Participant may not make any separate cash payment into his or her account. A Participant may change the amount of the payroll deduction during a Grant Period only if the Participant elects to increase or decrease the number of shares of Common Stock the Participant has an option to purchase during the Grant Period.

              6.5 During leaves of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal pay days equal to the short fall in his or her stock purchase account caused by such leave of absence.

              6.6 Payroll deductions for a Participant for each Grant Period shall commence on the first pay day following the first Grant Date on which the Participant is an Eligible Employee and shall end on the last pay day prior to the end of the Grant Period, unless sooner terminated by the Participant as provided in Section 8.





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              6.7    Individual stock purchase accounts will be maintained for
each Participant in the Plan. A statement will be given to each Participant promptly following each Exercise Date of a Grant Period which sets forth the amount of the Participant's payroll deductions and any cash payments, the per share Purchase Price, the number of shares purchased, and the amount of the remaining balance, if any, credited to the Participant's stock purchase account.

              6.8 A Participant may elect to make a lump sum cash payment to be credited to his or her stock purchase account on or before the last day of a Grant Period in an amount not to exceed 15% of his or her Eligible Compensation over the amount, if any, that will be otherwise credited to the Participant's stock purchase account for the Grant Period.

       7.     EXERCISE OF OPTION.

              7.1 Each Participant who is an Eligible Employee on an Exercise Date may elect by written notice to the Company to exercise his or her option to purchase up to the number of whole shares for which the Participant then has sufficient credit to his stock purchase account, except that on the last Exercise Date of a Grant Period each Participant shall be deemed to have exercised an option to purchase such number of whole shares of Common Stock as the credit to the Participant's stock purchase account on the Exercise Date will pay for at the applicable Purchase Price. No fractional shares of Common Stock shall be purchased. During the Participant's lifetime, the option to purchase shares of Common Stock under the Plan is exercisable only by the Participant.

              7.2 Any amount remaining credited to a Participant's stock purchase account on the last Exercise Date of a Grant Period, after the purchase of shares as provided above, will be refunded to the Participant promptly.

              7.3 No Participant may be granted an option under the Plan which would permit such employee's rights to purchase stock under all such employee stock purchase plans of the Company or its Subsidiaries to accrue at a rate which exceeds $25,000 in Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

              7.4 Shares of Common Stock purchased by a Participant under the Plan will be issued only in the name of the Participant, or if the Participant so indicates on his or her enrollment form or in writing, in the name of the Participant and any other person as joint tenants with rights of survivorship.

              7.5 As promptly as practicable after each Exercise Date of a Grant Period, the Company shall cause the number of shares purchased by each Participant to be registered on the stock transfer records of the Company in the name of the Participant.





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       8.     WITHDRAWAL.

              A Participant, at any time and for any reason, may terminate participation in the Plan by delivering written notice of withdrawal to the Participant's appropriate payroll office. If a Participant withdraws from the Plan, the Participant shall not be eligible to again participate in the Plan for six (6) months thereafter, and the balance in the Participant's stock purchase account will be promptly refunded after receipt by the Company of the Participant's notice of withdrawal.

       9.     TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

              9.1 If the employment of a Participant terminates other than by voluntary resignation, death or by retirement pursuant to normal Company policies, such Participant's participation in the Plan automatically and without any act on his or her part shall terminate as of the date of the termination of his or her employment. The Company promptly will pay to the Participant the amount credited to his or her stock purchase account under the Plan, and thereupon the Participant's interest in the Plan and any options under the Plan shall terminate.

              9.2 A Participant who voluntarily resigns or retires pursuant to normal Company policies may, at such Participant's election, by written notice to the Company, either (i) exercise his or her options as of the Participant's voluntary resignation or retirement date, in which event the Company shall apply the credit to the Participant's stock purchase account to the purchase at the Purchase Price of whole shares of the Company's stock and refund the excess, if any, or (ii) request payment of the amount credited to the Participant's account under the Plan, in which event the Company promptly shall make such payment, and thereupon the Participant's interest in the Plan and any options under the Plan shall terminate. If the Company does not receive such notice within ninety (90) days of the Participant's resignation or retirement, the Participant shall be conclusively presumed to have elected alternative (ii) and the Company shall promptly make a payment to the resigning or retired Participant in the amount credited to the retired Participant's stock purchase account.

              9.3 If the employment of a Participant is terminated by the Participant's death, the executor of the Participant's will or the administrator of the Participant's estate may make an election, by written notice to the Company, either to (i) exercise the option as of the date of the Participant's death, in which event the Company shall apply the credit to the Participant's stock purchase account to the purchase at the Purchase Price of whole shares of the Company's stock and refund the excess, if any, or (ii) request payment of the amount credited to the Participant's stock purchase account, in which event the Company promptly shall make such payment, and thereupon the Participant's interest in the Plan and any options under the Plan shall terminate. If the option is exercised, the date of the Participant's death shall be deemed to





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be the Exercise Date for the purpose of computing the amount of the Purchase
Price of the Company's Common Stock. If the Company does not receive such notice within ninety (90) days of the Participant's death, the Participant's representative shall be conclusively presumed to have elected alternative (ii) and the Company shall promptly make a payment to the deceased Participant's estate in the amount credited to the deceased Participant's stock purchase account.

              9.4 In the event a Participant fails to meet the requirements of an Eligible Employee under the Plan on any Exercise Date of a Grant Period, as set forth in Section 2.5, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions credited to such Participant's account will be promptly refunded to the Participant and no option to purchase shares of Common Stock shall be granted to such Participant.

              9.5 A Participant's withdrawal from participation in the Plan during a Grant Period shall preclude (i) such Participant's eligibility to participate in the Plan, and (ii) such Participant's eligibility to participate in any similar plan which has been or may be adopted by the Company, for a period of six (6) months thereafter.

              9.6 Upon the termination of any Participant's employment with the Company other than by death or by retirement pursuant to normal Company policies, the Company shall have an option for a period of ninety (90) days following the date of such termination to purchase all or any shares of the authorized, issued and outstanding shares of Common Stock then registered in the terminated Participant's name and all shares of Common Stock acquired by the Participant pursuant to Section 9.2 after his or her voluntary resignation even if such shares have not yet been registered in the Participant's name, at the Fair Market Value of such Common Stock. Each Stockholder hereby agrees that in the event the Company exercises its option pursuant to this Section 9.6, he or she shall be bound to take any and all action necessary to enable the Company to purchase said shares of Common Stock.

       10.    TRANSFERABILITY.

              Neither payroll deductions or cash payments credited to a Participant's stock purchase account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 9) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8.





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       11.    RIGHTS OF A STOCKHOLDER.

              Subject to the provisions set forth in Sections 9.6 and 22 hereof, each Participant shall have the rights or privileges of a stockholder of the Company with respect to shares purchased under the Plan when the shares have been registered in the name of the Participant on the stock transfer records of the Company.

       12.    CAPITAL ADJUSTMENT AFFECTING COMMON STOCK.

              In the event of a capital adjustment resulting from a recapitalization, stock dividend, stock split, reorganization, merger, consolidation or other change in capitalization affecting the present Common Stock, the Board may, at its option, terminate the Plan or make appropriate adjustments in the number of shares which may be issued and sold under the Plan and may make such other adjustments as it may deem equitable.

       13.    TERMINATION AND AMENDMENTS TO PLAN.

              The Board, at any time, may terminate the Plan or from time to time, may amend the Plan without the approval of the stockholders of the Company; provided, however, that no such amendment shall be made without the stockholders' approval which would (i) cause the Plan to fail to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code, or (ii) permit a Participant to be a member of the Committee.

       14.    TERMINATION OF THE PLAN.

              Upon termination of the Plan, the amount credited to the stock purchase accounts for all Participants shall be refunded promptly. The Exercise Dates may be accelerated by the Company for any open Grant Period in the event of a termination of the Plan.

       15.    NON-GUARANTEE OF EMPLOYMENT.

              Nothing in the Plan or in any option granted pursuant to the Plan shall be construed as a contract of employment between the Company or a Subsidiary and its employees, or as a contractual right to continue in the employ of the Company or a Subsidiary, or as a limitation of the right of the Company or a Subsidiary to discharge its employees at any time.

       16.    EXCLUSION FROM RETIREMENT AND FRINGE BENEFIT COMPUTATION.

              No portion of the award of options under this Plan shall be taken into account as "wages," "salary" or "compensation" for any purpose, whether in determining eligibility, benefits or otherwise, under (i) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan including, but not





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limited to, group insurance, hospitalization, medical, and disability, or (iii)
any form of extraordinary pay including but not limited to bonuses, sick pay and vacation pay.

       17.    LIABILITY LIMITED; INDEMNIFICATION.

              17.1 To the maximum extent permitted by Maryland law, neither the Company, Board or Committee nor any of its members, shall be liable for any action or determination made with respect to this Plan.

              17.2 In addition to such other rights of indemnification that they may have, the members of the Board and Committee shall be indemnified by the Company to the maximum extent permitted by Maryland law against any and all liabilities and expenses incurred in connection with their service in such capacity.

       18.    GOVERNMENTAL REGULATIONS.

              The Company's obligation to sell and deliver the Common Stock under the plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

       19.    APPLICATION OF FUNDS.

              Any payroll deductions received or held by the Company under the Plan may be used for any corporate purpose.

       20.    STOCKHOLDER APPROVAL.

              The Plan shall be subject to the approval of the stockholders owning a majority of the outstanding shares of the Common Stock, which approval must occur within the period beginning twelve (12) months before and ending twelve (12) months after the date the Plan is adopted by the Board.

       21.    OTHER TERMS AND CONDITIONS.

              The Committee may impose such other terms and conditions not inconsistent with the terms of the Plan, as it deems advisable, including, without limitation, restrictions and requirements relating to (i) the registration, listing or qualification of the Common Stock, (ii) the grant or exercise of options, or (iii) the shares of Common Stock acquired under the Plan. The Committee may require that a Participant notify the Company of any disposition of shares of Common Stock purchased under the Plan within a period of two (2) years subsequent to the Grant Date.

       22.    ENDORSEMENT OF CERTIFICATE.

              Each certificate of Common Stock of the Company issued to a Participant pursuant to this Plan shall be endorsed by the Secretary of Company as follows:





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              "This certificate is transferable only upon compliance with the provisions of an employee stock purchase plan, a copy of which is on file in the office of the Secretary of the Company and is available upon request of any participant without charge."

       23.    MISCELLANEOUS.

              23.1 The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

              23.2 Any provision in this Plan which affects the validity or qualification of this Plan under Section 423 of the Code shall be deemed null and void without affecting the remaining provisions of this Plan.

              23.3 This Plan shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to principles of conflict of laws.

              23.4 All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the employee at the address contained in the records of the Company or to the Company at the Company's principal office.

              23.5 This Plan may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.





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